Exhibit 99.1

                                  EXHIBIT 99.1


           E-LOAN, INC. EXPANDS AND EXTENDS AUTO LOAN CREDIT FACILITY

             - CAPACITY INCREASED TO $800 MILLION FROM $540 MILLION
  - ENABLES E-LOAN TO FURTHER STREAMLINE OPERATIONS AND INCREASE RESPONSE TIME,
                      IMPROVING CUSTOMER SERVICE EXPERIENCE

     DUBLIN, CALIF., JULY 21, 2003 -- E-LOAN, INC. (Nasdaq: EELN - News), a consumer direct lender and debt management advisor, today announced that it has extended and expanded its auto loan credit facility with Merrill Lynch. The commitment has been increased from $540 million to $800 million. The term of the facility has been extended to support originations through July, 2005. Revisions to the facility, which supports E-LOAN's prime auto loan production, will enable a more streamlined operational process that will enhance E-LOAN's response time and the online customer experience.

     "The evolution of E-LOAN's auto loan business supports our ongoing diversification strategy and growth prospects and will enable us to expand our range of automotive financing products," said Joe Kennedy, president and chief operating officer of E-LOAN, Inc.

     "We are very pleased to be renewing and broadening our relationship with E-LOAN's auto loan origination business," said Michael Blum, head of Merrill Lynch's Global Asset Based Finance, Securitization & Principal Transactions group. "The combination of E-LOAN's online, direct lending model and Merrill Lynch's structuring expertise and access to capital has produced mutually beneficial results over the past year which we expect to continue with the execution of this new transaction."

     NEW AUTO OPERATION LEADERSHIP AND LOCATION

     E-LOAN also recently named Geoff Halverson as senior vice president of Auto Operations. Geoff has over 30 years of automotive finance and related experience at Ford Motor Credit, Progressive Insurance and, most recently, at PeopleFirst.com.

     In addition, E-LOAN recently completed the transition of its auto operation from Jacksonville, Florida to Pleasanton, California in June. By consolidating all of E-LOAN's functions into one location, E-LOAN expects to more effectively leverage all of its technical and managerial resources to provide better support for the auto operation. These changes in funding, office location and senior management reflect E-LOAN's commitment to grow its auto financing business as a key part of E-LOAN's diversified product strategy.

     E-LOAN will continue to sell all its subprime auto originations to various subprime auto loan purchasers. Subprime auto loans are underwritten according to guidelines established by the ultimate loan purchaser. E-LOAN has a $10 million line of credit facility with Merrill Lynch to support the interim funding of subprime auto loans prior to their sale to the ultimate loan purchaser, typically within ten business days.

     ABOUT E-LOAN, INC.

     E-LOAN, Inc. is a consumer direct lender and debt management advisor dedicated to providing borrowers across the credit spectrum with a more enjoyable and affordable way to obtain mortgage, auto and home equity loans. By making credit scores freely available to consumers and integrating them with a suite of sophisticated advice tools, E-LOAN is pioneering the nascent debt management advice category -- helping consumers proactively manage their loan portfolios to lower their overall borrowing costs. The company relentlessly advocates eliminating the dumb processes, fees, hassle, haggle and lack of transparency traditionally associated with the consumer loan experience. Protecting consumers' financial privacy is a paramount concern, prompting E-LOAN to implement industry leading privacy practices and join hands with consumer groups in an effort to enact strong consumer financial privacy protection laws.

     Consumers can log onto www.eloan.com or call 1-800-E-LOAN-22 to access E-LOAN's products, services and team of dedicated loan and debt advice professionals. E-LOAN, Inc., has delivered six consecutive profitable quarters through the first quarter of 2003, is publicly traded on the Nasdaq National Market under the symbol EELN. From inception through March 2003, E-LOAN has originated and sold over $14.0 billion in consumer loans.

     THIS NEWS  RELEASE  CONTAINS  FORWARD-LOOKING  STATEMENTS  BASED ON CURRENT

EXPECTATIONS THAT INVOLVE RISKS AND  UNCERTAINTIES.  E-LOAN'S ACTUAL RESULTS MAY

DIFFER FROM THE RESULTS  DESCRIBED IN THE  FORWARD-LOOKING  STATEMENTS.  FACTORS

THAT COULD  CAUSE  ACTUAL  RESULTS TO DIFFER  INCLUDE,  BUT ARE NOT  LIMITED TO,

GENERAL   CONDITIONS  IN  THE  MORTGAGE  AND  AUTO  INDUSTRIES,   INTEREST  RATE

FLUCTUATIONS,  AND THE  IMPACT OF  COMPETITIVE  PRODUCTS.  THESE AND OTHER  RISK

FACTORS ARE  DETAILED IN  E-LOAN'S  PERIODIC  FILINGS  WITH THE  SECURITIES  AND

EXCHANGE COMMISSION.

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